EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
2/07/2011	Sale	$6.00	1400
2/08/2011	Sale	6.00	8800
2/10/2011	Sale	6.05	1
2/11/20111	Sale	6.0511	3373
2/15/20112	Sale	6.0033	1799
2/18/2011	Sale	6.00	201
3/07/2011	Sale	5.80	2300
3/09/2011	Sale	5.80	1622
3/11/20113	Sale	5.9675	1987
3/15/2011	Sale	5.75	1700
3/17/20114	Sale	5.759	500
3/18/20115	Sale	5.7542	1897
3/21/2011	Sale	5.75	1000
3/23/2011	Sale	5.75	200
3/25/20116	Sale	5.8175	700
3/29/20117	Sale	5.9504	10500
3/30/20118	Sale	5.7843	6800
4/01/20119	Sale	5.8071	3427
4/04/2011	Sale	5.75	30500
4/05/201110	Sale	5.7534	1900

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1 This transaction was executed in multiple trades at prices ranging from $6.05 - 6.0875.
2 This transaction was executed in multiple trades at prices ranging from $6.00 - 6.03.
3 This transaction was executed in multiple trades at prices ranging from $5.90 - 5.975.
4 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.795.
5 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.78.
6 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.85.
7 This transaction was executed in multiple trades at prices ranging from $5.94 - 5.97.
8 This transaction was executed in multiple trades at prices ranging from $5.76 - 5.80.
9 This transaction was executed in multiple trades at prices ranging from $5.80 - 5.83.
10 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.755.